                                                                    Exhibit 99.1

                             COURT OF COMMON PLEAS
                             CUYAHOGA COUNTY, OHIO

MICHAEL PETROVIC                            )   CASE NO.:
on behalf of himself and                    )
all others similarly situated               )   JUDGE:
20336 Wallingford Lane                      )
Barrington, Illinois 60010                  )
                                            )
          Plaintiffs                        )
                                            )
          v.                                )
                                            )
NCS HEALTHCARE, INC.                        )   CLASS ACTION COMPLAINT
3201 Enterprise Parkway, Suite 220          )   ----------------------
Beachwood, Ohio 44122                       )
                                            )
JON H. OUTCALT                              )
c/o NCS HEALTHCARE, INC.                    )
3201 Enterprise Parkway, Suite 220          )
Beachwood, Ohio 44122                       )
                                            )
KEVIN B. SHAW                               )
c/o NCS HEALTHCARE, INC.                    )
3201 Enterprise Parkway, Suite 220          )
Beachwood, Ohio 44122                       )
                                            )
RICHARD L. OSBORNE                          )
c/o NCS HEALTHCARE, INC,                    )
3201 Enterprise Parkway, Suite 220          )
Beachwood, Ohio 44122                       )

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                                            )
         and                                )
                                            )
BOAKE A. SELLS                              )
c/o NCS HEALTHCARE, INC.                    )
3201 Enterprise Parkway, Suite 220          )
Beachwood, Ohio 44122                       )
                                            )
         Defendants                         )



         Plaintiff, by his attorneys, alleges upon information and belief, except as to paragraph 1 which is alleged on personal knowledge, as follows:

         1. Plaintiff is, and has been at all relevant times, the owner of shares of the common stock of NCS Healthcare, Inc. ("NCS" or the "Company").

         2. NCS is a corporation organized and existing under the laws of the State of Delaware; maintains its principal corporate offices at 3201 Enterprise Parkway, Suite 220, Beachwood, OH 44122; and is a provider of pharmacy services to long-term care institutions, including skilled nursing facilities, assisted living facilities and other institutional healthcare settings.

         3. Defendant Jon H. Outcalt is the Chairman of the Board of Directors of NCS and is the controlling shareholder of the company with approximately 66% voting control over NCS.

         4. Defendant Kevin B. Shaw is President, Chief Executive officer, secretary and Director of NCS; defendant Shaw has approximately 21.7% voting control of NCS.




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         5. Defendants Richard L. Osborne and Boake A. Sells are Directors of
NCS and each has approximately 1.8% voting control of NCS.

         6. By virtue of the individual defendants' positions as officers and/or directors of NCS, and Outcalt's position as majority stockholder, the individual defendants have fiduciary relationships with the plaintiff and other public shareholders of NCS and owe plaintiff and other NCS shareholders the highest obligation of good faith, fair dealing, loyalty, and due care.

         7. The defendants have signed a definitive merger agreement to allow the Company to be acquired at an unfairly low price in breach of their fiduciary duties to NCS' public shareholders.

                            CLASS ACTION ALLEGATIONS
                            ------------------------

         8. Plaintiff brings this action on his behalf and as a shareholders' class action, pursuant to Ohio and Delaware law, on behalf of all shareholders of the common stock of the Company and their successors in interest, who are threatened with injury arising from defendants' actions.

         9. This action is properly maintainable as a class action.

            a. The class, numbering in the thousands, is so numerous that joinder of all members is impracticable; approximately 18.5 million publicly held shares of NCS is held by hundreds if not thousands of shareholders throughout the country.

            b. There are questions of law and fact which are common to the class, including, inter alia, the following:



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                (i) did defendants breach their fiduciary and other common law duties owed by them to plaintiff and the members of the class;

                (ii) are defendants, by agreeing for NCS to enter into the proposed merger with Genesis Health Ventures, Inc., pursuing a course of conduct designed to eliminate the public shareholders of NCS without adequate disclosure, without adequate consideration, and in violation of their fiduciary duties;

                (iii) will the individual defendants negotiate at arms-length and in good-faith on behalf of NCS public shareholders; and

                (iv) is the class entitled to injunctive relief or damages as a result of the wrongful conduct of the defendants.

            (c) Plaintiff is committed to prosecuting this action and has retained competent counsel experienced in litigation of this nature. Plaintiff's claims are similar to those of the Class and plaintiff has no interests that are adverse to the Class.

         10. The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.




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         11. Defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.


                            SUBSTANTIVE ALLEGATIONS
                            -----------------------

         12. On July 29, 2002 the Company announced that it entered into a definitive merger agreement with Genesis Health Ventures, Inc. ("Genesis") whereby each share of NCS common stock will be exchanged for 0.1 shares of Genesis common stock, and Genesis will repay in full the outstanding debt of NCS, including $206 million of senior debt. In addition, Genesis will redeem $102 million of 5.75% convertible subordinated debentures, including any accrued and unpaid interest owed by the Company.

         13. The transaction, which was unanimously approved by the Board of directors of NCS, is valued at approximately $340 million. At the proposed exchange rate of 0.1 Genesis shares (trading at approximately $16 per share) for each NCS share, shareholders of NCS would be receiving approximately $1.60 per share in the proposed transaction.

         14. Although the $1.60 offer per share represents a significant premium over NCS' closing price of $0.74 before announcement of the transaction, the proposed transaction does not represent the true value of the assets and future prospects underlying each share of NCS.

         15. In fact, a leading provider of pharmaceutical care for the elderly, Omnicare, Inc. ("Omnicare"), has offered $3 per share in cash for each NCS share. Omnicare, among other things, serves approximately 729,500 residents in long-term care facilities in 45






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states, provides clinical research services for the pharmaceutical and biotechnology industries in 27 countries, and has annual sales of approximately $2.1 billion.

         16. In a letter to the Company dated July 28, 2002, Omnicare offered to purchase NCS for $3 per share in cash, or $400 million.

         17. Omnicare has stated that it is "prepared to negotiate quickly" and its cash offer is not subject to financing contingencies or "break-up" fees that would deter potential acquirers from offering a higher price for the Company. In fact, Omnicare has already presented NCS with a draft merger agreement, which was sent along with Omnicare's July 28, 2002 letter.

         18. It does not appear that defendants sought a third party buyer for NCS, nor did they shop the Company in order to obtain a higher price. On the contrary, defendants have agreed to vote their shares in favor of this merger transaction in the face of a superior offer from Omnicare and prior to shopping the Company.

         19. The proposed consideration of $1.60 per share does not represent the true value of the assets and future prospects of NCS and does not adequately reflect the value of the NCS' common stock. Defendants' agreement to the transaction for inadequate consideration constitutes a breach of their fiduciary duties.

         20. Defendants have breached their fiduciary duties to plaintiffs and NCS' public shareholders by not renegotiating and/or reformulating the terms of the merger. Absent injunctive relief of the Court, plaintiff and the Class will be irreparably harmed as a result of defendants' breaches of their fiduciary duties.







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         21. In light of the foregoing, the individual defendants must, as their fiduciary obligations require, act independently so that the interests of NCS' public stockholders will be protected; and adequately ensure that no conflicts of interest exist between the interests of the defendants, including Outcalt, and their fiduciary obligations to NCS' public stockholders or, if such conflicts exist, to ensure that all conflicts are resolved in the best interests of NCS's public stockholders.

         22. Plaintiff and the Class have no adequate remedy at law.

         WHEREFORE, plaintiff demands judgment against the defendants jointly and severally, as follows:

         (1) declaring this action to be a class action and certifying plaintiff as the class representative and his counsel as class counsel;

         (2) enjoining, preliminarily and permanently, the proposed transaction between NCS and Genesis;

         (3) in the event that the transaction is consummated prior to the entry of this Court's final judgment, rescinding it or awarding to plaintiff and the Class rescissory damages;

         (4) directing that defendants account to plaintiff and the other members of the class for all damages caused by them and account for all profits and any special benefits obtained as a result of their breaches of their fiduciary duties;

         (5) awarding to plaintiff the costs and disbursements of this action, including a reasonable allowance for the fees and expenses of plaintiff's attorneys and experts; and








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         (6) granting plaintiff and the other members of the Class any further relief the Court deems just and proper.



Of Counsel:                             /s/ Ronald H. Isroff
                                        --------------------------
BEATIE AND OSBORN LLP                   Ronald H. Isroff (0021930)
Edward Korsinsky                        Michael N. Ungar (0016989)
521 Fifth Avenue, 34th Floor            David D. Yeagley (0042433)
New York, New York 10175                ULMER & BERNE LLP
Tel: (212)888-9000                      Penton Media Building
                                        1300 East Ninth Street, Suite 900
                                        Cleveland, Ohio 44114-1583
                                        Telephone (216) 621-8400
                                        Fax (216)621-7488
                                        E-mail: risroff@ulmer.com
                                        E-mail: mungar@ulmer.com
                                        E-mail: dyeagley@ulmer.com

                                        Attorneys for Plaintiffs













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